September 29, 1994


LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, CA 95035
Attn: David E. Sanders

    Re:  Registration Statement on Form S-8


Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 29, 1994 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of LSI Logic Common Stock to be issued under the 1991 Equity Incentive Plan (referred to herein as the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the 1991 Equity Incentive Plan.

    It is our opinion that, when issued and sold in the manner referred to in the applicable plan and pursuant to the agreements which accompany the applicable plan, the Shares will be legally and validly issued, fully-paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.


                        Sincerely yours,

                        WILSON, SONSINI, GOODRICH & ROSATI
                        Professional Corporation